Exhibit 99.1

AWBC – 2008 Q1 Earnings

April 24, 2008

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES

2008 FIRST QUARTER FINANCIAL RESULTS AND

SUSPENSION OF CASH DIVIDEND

SPOKANE, WASHINGTON, April 24, 2008 (Business Wire) - AmericanWest Bancorporation (NASDAQ: AWBC, “Company”) today announced its first quarter 2008 financial results, which included the following:

•	Goodwill impairment charge of $27 million, or $1.57 per diluted share

•	Net interest margin (tax-equivalent) of 4.62%

•	Provision for loan losses of $12.8 million, or 2.89% of average loans (annualized)

•	Net charge-offs of $11.0 million, or 2.48% of average loans (annualized)

•	Allowance for credit losses to total loan ratio increase of 11 basis points to 1.62%

•	Increase in the level of non-performing assets to 2.30% of total assets

For the quarter ended March 31, 2008, the Company recognized a net loss of $31.6 million, or $1.83 per diluted share, as compared with net income of $2.2 million, or $0.19 per diluted share for the same period in 2007. Included in the first quarter 2008 results was a non-cash goodwill impairment charge of $27 million, or $1.57 per diluted share. Excluding the impact of this charge, the first quarter net loss totaled $4.6 million, or $0.26 per diluted share. On April 1, 2007, the Company acquired Far West Bancorporation and the financial results have been consolidated since that date.

The first quarter 2008 goodwill impairment charge of $27 million represented approximately 21% of the total goodwill balance, the majority of which was recorded in connection with the acquisitions of Far West Bancorporation in April 2007 and Columbia Trust Bancorp in March 2006. The impairment, determined in the course of preparation of the financial statements for the first quarter, was principally due to the reduction in the Company’s market capitalization since December 31, 2007 and declining bank merger and acquisition valuations for recent transactions. Since goodwill is excluded from regulatory capital, the charge (which was not deductible for income tax purposes) did not have any adverse impact on the regulatory capital ratios of the Company or its principal operating subsidiary, AmericanWest Bank (“Bank”). Both the Company and the Bank continued to exceed the federal regulatory standards for “well capitalized” status as of March 31, 2008.

“We are continuing to focus on reducing the unacceptably high level of non-performing loans,” remarked Robert M. Daugherty, President and Chief Executive Officer. “Unfortunately, the continued deterioration of some real estate market conditions and valuations has resulted in loss severity estimates for some loans that are higher than those expected at year-end 2007. This was reflected in the first quarter’s provision and charge-off levels.”

AWBC – 2008 Q1 Earnings

April 24, 2008

Net Interest Margin:

The tax-equivalent net interest margin for the first quarter of 2008 was 4.62%, a decrease of 35 basis points from the prior quarter and a decrease of 7 basis points from the same period in 2007. The decrease from the prior quarter is due to a decline in the yield on earning assets of 59 basis points, offset by a 39 basis point reduction in the cost of interest bearing liabilities.

The average yield on loans for the first quarter of 2008 was 7.41%, a decrease of 62 basis points from the fourth quarter of 2007 and a decrease of 61 basis points from the same period in 2007. The decrease in the average yield on loans from the prior quarter was principally attributable to the re-pricing of approximately $791.5 million, or 45%, of the Company’s loan portfolio, which is indexed on a variable basis. The average prime rate for the first quarter of 2008 was 6.24%, down 128 basis points from the previous quarter.

The average cost of interest bearing deposits for the first quarter of 2008 was 3.01%, a decrease of 42 basis points from the fourth quarter of 2007 and a decrease of 79 basis points from the same period in 2007. The cost of borrowed funds, including FHLB advances and subordinated debt, was 4.81% for the first quarter of 2008, representing a decrease of 70 basis points from the prior quarter and 127 basis points from the same period in 2007. The decreases in the average cost of interest bearing deposits from the prior quarter and comparable prior year period was principally due to the reduction in the paid rates on transaction accounts implemented during first quarter of 2008 and the fourth quarter of 2007 in response to lower short-term market interest rates, while the similar reduction in the average costs of borrowed funds was the result of lower short-term market rates such as LIBOR.

Loan Growth and Asset Quality:

Total loans decreased by $12.0 million during the first quarter of 2008 from year-end 2007, reflecting a decrease in agricultural loans of $17.4 million mainly related to seasonal pay-downs and a reduction in the level of new residential construction and development loan production as compared with previous quarters.

Total non-performing assets, net of government guarantees on loans, were 2.30% of total assets at March 31, 2008, as compared to 1.90% of total assets at December 31, 2007 and 0.47% of total assets at March 31, 2007.

Total foreclosed assets at March 31, 2008 totaled $1.6 million and consisted of six properties, as compared to $1.2 million and four properties at December 31, 2007. Non-performing loans, net of government guaranteed amounts, represented 2.67% of total loans at March 31, 2008, up 46 basis points from December 31, 2007.

At March 31, 2008, the Company had approximately $25.0 million of loans which were not classified as non-performing but were internally identified as potential problem loans due to management’s concerns about the borrower’s financial condition. This represented approximately 1.43% of total outstanding loans, substantially unchanged from the percentage determined at December 31, 2007.

The Company recognized a provision for loan losses of $12.8 million, or 2.89% of average loans on an annualized basis, for the quarter ended March 31, 2008 as compared to $14.6 million, or 3.31% of average loans annualized for the fourth quarter of 2007. A loan loss benefit of $33 thousand was recognized during the first quarter of 2007. For the quarter ended March 31, 2008, net charge-offs were $11.0 million, or 2.48% of average loans annualized, as compared to 2.35% and 0.15% for the fourth quarter of 2007 and the same period

AWBC – 2008 Q1 Earnings

April 24, 2008

in 2007, respectively. Approximately $4.5 million of the first quarter 2008 charge-offs were recognized in connection with two residential development loans which had a combined carrying value of $13.4 million as of December 31, 2007 due to recently updated collateral valuation information. An additional $3.0 million charge-off was recorded related to a construction relationship which was transferred to non-accrual status during the first quarter of 2008, with a remaining carrying value of $9.6 million.

The allowance for credit losses, which is comprised of the allowance for loan losses and reserve for unfunded commitments, was $28.4 million, or 1.62% of total loans, an increase of 11 basis points over year-end 2007 and 37 basis points over March 31, 2007. The allowance for credit losses represented 61% of total non-performing loans (net of government guarantees) as of March 31, 2008 as compared to 68% at December 31, 2007 and 268% at March 31, 2007.

Deposits and Borrowed Funds:

Total average deposits for the first quarter of 2008 were $1.54 billion, down approximately 2% from the average for the fourth quarter of 2007. The average balance of certificates of deposit increased $12 million principally due to the issuance of brokered certificates, which increased by $26 million. This growth was offset by reductions in average non-interest bearing deposits of $24 million and savings/money market deposits of $14 million. Total ending deposits at March 31, 2008 were $1.58 billion, up from $1.53 billion at December 31, 2007. The increase was related mainly to growth in the brokered certificates ($30 million) and savings/money market ($28 million) deposit categories.

Total FHLB and other borrowings at March 31, 2008 were $212 million, a decrease from $245 million at December 31, 2007, and an increase of $130 million from March 31, 2007. The decrease from year-end 2007 was principally due to the replacement of matured borrowings with brokered certificates of deposit.

Non-interest Income and Expense:

Non-interest income was $4.2 million for the quarter ended March 31, 2008 as compared to $4.6 million for the quarter ended December 31, 2007 and $2.4 million for the same period of the prior year. The decrease from the previous quarter relates principally to deposit fees and service charges, mainly overdraft and NSF fees, and government guaranteed loan sale fee income. Fees on mortgage loan sales for the first quarter of 2008 was $862 thousand, a decrease of 3% from the previous quarter and up over 150% from the same period in 2007.

Non-interest expense was $45.8 million for the quarter ended March 31, 2008. Excluding the goodwill impairment charge of $27.0 million, total non-interest expenses for the quarter would have been $18.8 million. This compares to $18.8 million for the quarter ended December 31, 2007 and $13.8 million for the same period of the prior year. Total occupancy and equipment expenses during the first quarter of 2008 were $3.7 million as compared to $3.5 million for the fourth quarter of 2007. Of this increase $142 thousand relates to increased rent expense mainly related to a new centralized administrative facility.

The efficiency ratio, excluding the goodwill impairment charge, was 70.2% for the quarter ended March 31, 2008 as compared to 64.6% for the quarter ended December 31, 2007. The increase in the ratio level from the fourth quarter of 2007 is related mainly to the decrease in net interest income, as the non-interest income and expenses remained relatively constant. The efficiency ratio for the quarter ended March 31, 2007 was 78.8%.

AWBC – 2008 Q1 Earnings

April 24, 2008

Income Taxes:

The effective tax benefit rate, excluding the goodwill impairment charge, for the quarter ended March 31, 2008 was 25.0%. This rate compares to a benefit of 40.7% for the quarter ended December 31, 2007 due mainly to year-end adjustments to the estimates used throughout the year for 2007. In addition, expected non-taxable permanent differences as compared to pre-tax income for the year are anticipated to have a more significant impact which causes the low rate for the first quarter. For the quarter ended March 31, 2007, the effective tax rate was 35.2% which reflected the recapture of certain tax credits in that year.

Capital

Total shareholders’ equity at March 31, 2008 was $250.8 million and total tangible shareholders’ equity was $133.9 million, or $7.78 per share. The tangible equity ratio was 6.73% and the Company’s and the Bank’s regulatory capital ratios remained in excess of the requirements for “well capitalized” status as of March 31, 2008.

In light of the impact of increased loan loss provisions on the Company’s operating results for the past two quarters and the current elevated level of non-performing assets, the board of directors has determined that the quarterly cash dividend will be suspended effective immediately. Although the Company’s capital plan and dividend policy will be evaluated on a regular basis, management does not expect that a cash dividend will be reinstituted prior to 2009. The Company is currently evaluating alternatives for raising additional regulatory capital.

Earnings Conference Call:

The first quarter earnings conference call will be held Thursday, April 24, 2008 at 10:00 a.m. PDT (1:00 p.m. EDT). Management will discuss the first quarter 2008 operating results and provide an update on recent initiatives. Shareholders, analysts and other interested parties are invited to join the call. The call may be accessed via telephone at (800) 860-2442 (no pass code is required) or webcast at www.awbank.net/IR.

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank which includes Far West Bank, operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 64 financial centers and two loan production offices located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the performance of the construction and development loan portfolio, reinstitution of cash dividend payments and expense control. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

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AWBC – 2008 Q1 Earnings

April 24, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Operations:

	For the three months ended:
	3/31/2008	12/31/2007	3/31/2007
INTEREST INCOME
Interest and fees on loans	$32,784	$35,448	$24,329
Interest on securities	827	811	462
Other interest income	59	66	71

TOTAL INTEREST INCOME	33,670	36,325	24,862

INTEREST EXPENSE
Interest on deposits	9,052	10,494	8,520
Interest on borrowings	3,331	2,967	1,608

TOTAL INTEREST EXPENSE	12,383	13,461	10,128

NET INTEREST INCOME	21,287	22,864	14,734
Loan loss provision (benefit)	12,800	14,605	(33)

NET INTEREST INCOME AFTER LOAN LOSS PROVISION (BENEFIT)	8,487	8,259	14,767

NON-INTEREST INCOME
Fees and service charges on deposits	2,553	2,723	1,390
Fees on mortgage loan sales	862	889	342
Other	805	943	673

TOTAL NON-INTEREST INCOME	4,220	4,555	2,405

NON-INTEREST EXPENSE
Salaries and employee benefits	10,786	10,378	8,418
Equipment expense	1,845	1,873	1,261
Occupancy expense, net	1,855	1,605	1,227
Impairment of goodwill	27,000	—	—
Amortization of intangible assets	885	1,063	291
State business and occupation tax	288	328	304
Foreclosed real estate and other foreclosed assets expense	63	155	48
Other	3,061	3,375	2,251

TOTAL NON-INTEREST EXPENSE	45,783	18,777	13,800

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	(33,076)	(5,963)	3,372
PROVISION (BENEFIT) FOR INCOME TAX	(1,519)	(2,426)	1,187

NET INCOME (LOSS)	$(31,557)	$(3,537)	$2,185

Basic earnings (loss) per common share	$(1.83)	$(0.21)	$0.19
Diluted earnings (loss) per common share	$(1.83)	$(0.21)	$0.19
Basic weighted average shares outstanding	17,206	17,197	11,413
Diluted weighted average shares outstanding	17,206	17,197	11,541
Ending book value per share	$14.58	$16.51	$13.54
Ending tangible book value per share	$7.78	$8.09	$10.02
Ending shares outstanding	17,209	17,200	11,425

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AWBC – 2008 Q1 Earnings

April 24, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:

	3/31/2008	12/31/2007	3/31/2007
ASSETS
Cash and due from banks	$50,483	$46,591	$64,973
Overnight interest bearing deposits with other banks	239	498	481

Cash and cash equivalents	50,722	47,089	65,454
Securities, available-for-sale at fair value	77,673	66,985	40,156
Loans, net of allowance for loan losses	1,725,615	1,738,838	1,231,731
Loans, held for sale	21,147	11,105	6,904
Accrued interest receivable	10,522	11,766	8,275
FHLB stock	10,147	7,801	6,319
Premises and equipment, net	48,489	47,426	30,985
Foreclosed real estate and other foreclosed assets	1,645	1,230	1,013
Bank owned life insurance	29,381	29,104	19,894
Goodwill	100,852	127,852	33,073
Intangible assets	16,057	16,942	7,215
Other assets	15,927	14,107	7,627

TOTAL ASSETS	$2,108,177	$2,120,245	$1,458,646

LIABILITIES
Non-interest bearing demand deposits	$339,363	$342,701	$217,967
Interest bearing deposits:
NOW, savings accounts and MMDA	701,120	678,314	503,126
Time, $100,000 and over	326,353	288,204	251,088
Other time	215,169	220,208	194,967

TOTAL DEPOSITS	1,582,005	1,529,427	1,167,148
FHLB advances	179,589	208,052	73,543
Other borrowings	32,439	36,611	8,247
Junior subordinated debt	41,239	41,239	41,239
Accrued interest payable	5,686	5,339	4,442
Other liabilities	16,379	15,590	9,296

TOTAL LIABILITIES	1,857,337	1,836,258	1,303,915
STOCKHOLDERS’ EQUITY
Common stock, no par	253,319	253,150	128,261
Retained earnings (loss)	(2,961)	30,709	26,419
Accumulated other comprehensive income, net of tax	482	128	51

TOTAL STOCKHOLDERS’ EQUITY	250,840	283,987	154,731

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,108,177	$2,120,245	$1,458,646

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AWBC – 2008 Q1 Earnings

April 24, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2008	12/31/2007	3/31/2007
Financial Ratios, annualized:
Return on average assets (1)	-0.86%	-0.67%	0.63%
Return on average equity (1)	-6.44%	-4.84%	5.75%
Return on tangible average equity (1)	-13.03%	-9.78%	7.80%
Efficiency ratio (1)	70.17%	64.60%	78.82%
Non-interest income to average assets	0.80%	0.86%	0.70%
Non-interest expenses to average assets (1)	3.56%	3.56%	3.99%
Net interest margin to average earning assets (2)	4.62%	4.97%	4.69%
Ending shareholders’ equity to assets	11.90%	13.39%	10.61%
Ending tangible shareholders’ equity to tangible assets	6.73%	7.05%	8.07%

(1)	Excludes goodwill impairment.

(2)	Presented on a tax equivalent basis for tax exempt securities.

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AWBC – 2008 Q1 Earnings

April 24, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	3/31/2008	12/31/2007	3/31/2007
Loan Portfolio:
Commercial real estate	$579,443	$580,627	$528,173
Construction, land development and other land	525,547	523,913	264,586
Commercial and industrial	316,456	321,638	212,628
Residential real estate	149,150	153,043	94,110
Agricultural	139,791	157,196	135,223
Installment and other	45,485	31,455	13,442

Total loans	1,755,872	1,767,872	1,248,162
Allowance for loan losses	(27,089)	(25,258)	(14,657)
Deferred loan fees, net of deferred costs	(3,168)	(3,776)	(1,774)

Net loans	$1,725,615	$1,738,838	$1,231,731

Non-performing Assets:
Accruing loans over 90 days past due	$3,578	$—	$—
Non-accrual loans (1)	43,269	39,098	5,819

Total non-performing loans	46,847	39,098	5,819
Foreclosed real estate and other foreclosed assets	1,645	1,230	1,013

Total non-performing assets	$48,492	$40,328	$6,832

Allowance for Credit Losses:
Allowance for loan losses	$27,089	$25,258	$14,657
Reserve for unfunded commitments	1,272	1,374	914

Allowance for credit losses	$28,361	$26,632	$15,571

Credit Quality Ratios:
Non-performing loans to total gross loans (1)	2.67%	2.21%	0.47%
Non-performing assets to total assets (1)	2.30%	1.90%	0.47%
Allowance for loan loss to total gross loans	1.54%	1.43%	1.17%
Allowance for credit losses to total gross loans	1.62%	1.51%	1.25%
Allowance for credit losses to non-performing loans (1)	60.54%	68.12%	267.59%

(1)	Amounts and ratios shown net of government guarantees on non-performing loans of $1.2 million, $992 thousand, and $2.3 million, respectively.

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AWBC – 2008 Q1 Earnings

April 24, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2008	12/31/2007	3/31/2007
Allowance for Loan Losses:
Balance, beginning of period	$25,258	$21,023	$15,136
Loan loss provision (benefit)	12,800	14,605	(33)
Loans charged-off	(11,088)	(10,502)	(546)
Recoveries	119	132	100

Balance, end of period	$27,089	$25,258	$14,657

Reserve for Unfunded Commitments:
Balance, beginning of period	$1,374	$1,402	$881
Provision for unfunded commitments	(102)	(28)	33

Balance, end of period	$1,272	$1,374	$914

Net charge-offs to average gross loans (1)	2.48%	2.35%	0.15%
Provision for loan losses to average gross loans (1)	2.89%	3.31%	-0.01%

(1)	Annualized ratio includes loans held for sale and non-accrual loans in average gross loans.

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AWBC – 2008 Q1 Earnings

April 24, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Quarter to Date Net Interest Margin:

	Three Months Ended March 31, 2008			Three Months Ended Dec 31, 2007			Three Months Ended March 31, 2007
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,778,977	$32,784	7.41%	$1,751,528	$35,448	8.03%	$1,229,508	$24,329	8.02%
Taxable securities	51,844	647	5.02%	51,866	636	4.86%	30,267	369	4.94%
Non-taxable securities (2)	17,918	273	6.13%	17,079	265	6.16%	8,974	142	6.42%
FHLB Stock	9,689	20	0.83%	7,801	16	0.81%	6,319	6	0.39%
Overnight deposits with other banks and other	2,688	39	5.84%	3,616	50	5.49%	4,494	65	5.87%

Total interest earning assets	1,861,116	33,763	7.30%	1,831,890	36,415	7.89%	1,279,562	24,911	7.90%

Non-interest earning assets	260,208			260,105			122,507

Total assets	$2,121,324			$2,091,995			$1,402,069

Liabilities
Interest bearing demand deposits	$138,319	$189	0.55%	$143,255	$237	0.66%	$88,671	$178	0.81%
Savings and MMDA deposits	546,262	2,953	2.17%	559,809	3,993	2.83%	386,572	3,097	3.25%
Time deposits	523,962	5,910	4.54%	511,912	6,264	4.85%	434,822	5,245	4.89%

Total interest bearing deposits	1,208,543	9,052	3.01%	1,214,976	10,494	3.43%	910,065	8,520	3.80%

Overnight borrowings	85,425	822	3.87%	33,479	398	4.72%	22,204	305	5.57%
Junior subordinated debt	41,239	736	7.18%	41,239	753	7.24%	22,911	462	8.18%
Other borrowings	151,672	1,773	4.70%	138,861	1,816	5.19%	62,128	841	5.49%

Total interest bearing liabilities	1,486,879	12,383	3.35%	1,428,555	13,461	3.74%	1,017,308	10,128	4.04%

Non-interest bearing demand deposits	327,931			351,653			218,213
Other non-interest bearing liabilities	21,821			21,582			12,540

Total liabilities	1,836,631			1,801,790			1,248,061
Stockholders’ Equity	284,693			290,205			154,008

Total liabilities and stockholders’ equity	$2,121,324			$2,091,995			$1,402,069

Net interest income and spread		$21,380	3.95%		$22,954	4.15%		$14,783	3.86%

Net interest margin to average earning assets			4.62%			4.97%			4.69%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.

(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

Contacts:

AmericanWest Bancorporation

Robert M. Daugherty

President and CEO

509.344.5329

bdaugherty@awbank.net

or

Patrick J. Rusnak

Chief Operating Officer

509.232.1963

prusnak@awbank.net

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